Exhibit 99.1
Bookham Announces Second Quarter
Fiscal Year 2006 Financial Results
SAN JOSE, Calif., – February 2, 2006 – Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced financial results for its second quarter of fiscal year 2006, ended December 31, 2005.
Net revenue in the second quarter of fiscal 2006 was $60.7 million. This compares with net revenue of $62.6 million in the first quarter of fiscal 2006 and with net revenue of $45.8 million in the second quarter of fiscal 2005.
Under generally accepted accounting principles (GAAP), gross margin in the second quarter was 27 percent. This compares with gross margin of 23 percent in the first quarter and negative 8 percent in the same period a year ago.
GAAP net loss in the second quarter was $11.9 million, or a net loss of $0.28 per share. Second quarter GAAP net loss compares with a first quarter GAAP net loss of $0.5 million, or a net loss of $0.02 per share. First quarter GAAP net loss included a one-time tax gain of $11.8 million from recognizing tax assets related to the Company’s acquisition of Creekside. GAAP net loss in the second quarter of fiscal 2005 was $41.1 million, or a net loss of $1.23 per share.
The Company provides certain supplemental non-GAAP financial measures, including pro-forma net loss excluding non-cash stock and option compensation, charges such as impairment and restructuring, and the one-time tax gain, and a measure of Adjusted EBITDA, that also excludes these charges, to provide readers with the opportunity to use the same financial metrics as management to evaluate the Company’s performance. The Company also believes these non-GAAP measures enhance the comparability and transparency of results for the period. A reconciliation table of GAAP to non-GAAP measures is included in the financial tables section of this release, and further discussion of these measures is also included later in this release.
Second quarter non-GAAP net loss, which excludes restructuring charges of $1.8 million and non-cash stock and option compensation of $1.9 million, was $8.3 million, or a non-GAAP net loss of $0.19 per share. Second quarter non-GAAP net loss compares with a first quarter non-GAAP net loss of $8.9 million, or a non-GAAP net loss of $0.26 per share. Non-GAAP net loss in the second quarter of fiscal 2005 was $33.0 million, or a non-GAAP net loss of $0.99 per share. Please see additional information in the section “Non-GAAP Financial Measures” below.
Second quarter Adjusted EBITDA was a profit of $0.7 million. This compares with Adjusted EBITDA of $0.7 million in the first quarter and an Adjusted EBITDA loss of $26.2 million in the second quarter of fiscal 2005. The Company calculates Adjusted EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization, and excludes restructuring costs, impairment charges, non-cash compensation costs related to stock options and restricted stock grants, and the one-time tax gain. Please see additional information in the section “Non-GAAP Financial Measures” below.
Cash, cash equivalents and restricted cash at the end of the second quarter was $81.3 million compared with $43.0 million at the end of the first quarter. The second quarter cash balance includes $49.3 million in net proceeds, excluding fees and expenses, from the Company’s public offering of common stock completed on October 12, 2005.
Recent Business Highlights
•	Raised $49.3 million through public offering of common stock on October 12, 2005

•	Executed series of transactions on January 13, 2006 that eliminated remaining long-term debt

•	Signed an extended supply agreement with Nortel on January 13, 2006 obligating Nortel to purchase $72 million in product during calendar year 2006
“In the past four months we executed multiple financing actions that have significantly improved our financial position,” said Dr. Giorgio Anania, president and chief executive officer of Bookham, Inc. “In September and October 2005, we raised $77 million through a combination of asset sales and a public equity offering. Last month, we entered into a series of transactions that eliminated a substantial portion of our long-term debt. Our financial results in the second quarter were highlighted by our GAAP gross margin reaching 27 percent, a 4 percentage point increase over the previous quarter, and a 35 percentage point increase over the year-ago level. In addition, we achieved our second consecutive quarter of positive Adjusted EBITDA.
“On the operations front, we continued to make significant progress moving our assembly and test operations to Shenzhen, China,” said Dr. Anania. “Revenue from Shenzhen in the second quarter was $27.0 million, a 37 percent increase over the $19.7 million we generated in the first quarter. Revenue from Shenzhen is expected to increase over the next two quarters as we complete the move of our assembly and test operations by the end of fiscal 2006. Equally important is that we believe that the operational risk associated with the transfer of product to China is fully behind us and the savings are beginning to come through more strongly than initially forecasted.”
Outlook and Guidance
“As we have noted over the past few quarters, under the terms of the original supply agreement with Nortel, revenue from Nortel will decline over the remainder of fiscal 2006 as we complete the sales of products we have decided to discontinue,” said Dr. Anania. “We believe that our efforts to diversify our customer base and expand revenue with other customers will continue to progress throughout the remainder of fiscal 2006. In addition, by increasing our revenue to other customers and finishing the move to Shenzhen, we expect to substantially offset the impact that lower revenue from Nortel will have on our gross margin and Adjusted EBITDA results in the next few quarters.”
The following forecasts are based on current expectations. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Bookham’s annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks.
Furthermore, our outlook excludes items that may be required by GAAP such as restructuring and related costs, acquisition or disposal related costs, and impairments of goodwill and other long-lived assets for which the likelihood and amounts are not determinable at this time, extraordinary items, as well as the expensing of stock options and restricted stock grants under SFAS 123R.
For the third quarter of fiscal 2006, ending April 1, 2006, the Company expects revenue will be in the range of $51 million to $54 million.
The Company expects third quarter gross margin will be in the range of 23 percent to 27 percent.

The Company expects adjusted EBITDA in the third quarter will be in the range of negative $3 million to positive $1 million.
Conference Call
Bookham is scheduled to hold a conference call to discuss its second quarter fiscal 2006 financial results today at 4:30 p.m. ET/1:30 p.m. PT. To access the call, dial 1-973-582-2741. A live webcast of the call will also be available via the Investors section of the Company’s website at www.bookham.com.
A replay of the conference call will be available through February 9, 2006. To access the replay, dial 1-973-341-3080. The conference code for the replay is 6926026.
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. The company has manufacturing facilities in the UK, US, China, and Switzerland; and offices in the US, UK, Canada, China, France, and Italy; and employs approximately 2000 people worldwide.
Bookham is a registered trademark of Bookham Technology plc.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent quarterly report on Form 10-Q. These include continued demand for optical components, transfer of test and assembly operations to China, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Non-GAAP Financial Measures
The Company provides pro forma net loss, a non-GAAP measure of net loss and Adjusted EBITDA as supplemental financial information regarding the Company’s operational performance.
Non-GAAP Net Loss
Non-GAAP net loss is calculated as net loss excluding the impact of impairment charges, restructuring costs, non-cash compensation related to stock and options granted to employees, and certain other one-time charges and credits specifically identified where applicable. The Company evaluates its performance using, among other things, non-GAAP net loss in evaluating the Company’s historical and prospective operating financial performance, as well as its operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s “core operating performance.” The Company believes its “core operating performance” represents the Company’s on-going performance in the ordinary course of its operations. Accordingly, management excludes from “core operating performance” those items, such as impairment charges, restructuring programs and costs relating to specific major projects which are non-recurring, as well as non-cash compensation related to stock and options. Management does not believe these items are reflective of the Company’s ongoing operations and accordingly excludes those items from non-GAAP net loss.
The Company believes that providing non-GAAP net loss to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core financial performance. Additionally, non-GAAP net loss has historically been presented by the Company as a complement to net loss, thus increasing the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
A pro-forma subtotal within our determination of non-GAAP net loss specifically excludes from our net loss the non-cash compensation related to stock and options granted to employees under SFAS 123R – Share-Based Payment subsequent to the Company’s adoption of this accounting standard on July 3, 2005, and under APB 25 for earlier comparative periods. Management uses this non-GAAP information to compare this specific non-cash expense with similar expenses of competitors and other companies. Management also believes this provides useful information to investors, particularly during this transition period when most companies have not yet adopted the provisions of SFAS 123R.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP net loss should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP net loss used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. A reconciliation of non-GAAP net loss to net loss is set forth in the schedules below.
Adjusted EBITDA
Adjusted EBITDA is calculated as net loss excluding the impact of taxes, net interest expense, depreciation and amortization, as well as restructuring, impairment, non-cash compensation related to stock and options, and certain other one-time charges and credits specifically identified where applicable. The Company uses Adjusted EBITDA in evaluating the Company’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from the Company’s core operations. The Company believes that by excluding these non-cash and non-recurring charges, more accurate expectations of our future cash needs can be assessed in addition to providing a better understanding of the actual cash used in/generated by core operations for the periods presented. Management does not believe the excluded items are reflective of the Company’s ongoing operations and accordingly excludes those items from Adjusted EBITDA. The Company believes that providing Adjusted EBITDA to its investors, in addition to corresponding GAAP cash flow measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions that impact the Company’s cash position and understanding how the cash position may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core cash position. Furthermore, similar non-GAAP measures have historically been presented by the Company as a complement to its GAAP presentation. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of Adjusted EBITDA to GAAP net loss is set forth in the financial schedules section below.
Impairment of Goodwill, Intangibles and other Long-lived Assets
GAAP requires the Company to compare the fair value of its long-lived assets to their carrying amount on the Company’s financial statements. If the carrying amount is greater than its fair value, then an impairment must be recognized in the GAAP presentation, and included as a charge to earnings in the statement of operations. In particular this is the case regarding businesses acquired by the Company. If the carrying amount of the acquired businesses, including recorded goodwill, is greater than its fair value, then an impairment of the goodwill must be recognized in the GAAP presentation, and included as a charge to earnings in the Company’s statement of operations. The Company excludes the impairment of long-lived assets for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing core operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.
Restructuring Activities
The Company has incurred expenses, which are included in its GAAP statement of operations, primarily due to the write-down of certain property and equipment that has been identified for disposal, workforce related charges such as retention bonuses, severance, benefits and employee relocation costs related to formal restructuring plans, termination costs and building costs for facilities not required for ongoing operations, and costs related to the relocation of certain facilities and equipment from buildings which the Company has disposed of or plans to dispose of. The Company excludes these items, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing operational performance of the Company. The Company does not believe that these items reflect expected future operating expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.
Contacts:
Bookham, Inc.
Jim Fanucchi
Summit IR Group Inc.
+1 408 404-5400
ir@bookham.com
Steve Abely
Chief Financial Officer
+1 408 383-1400
ir@bookham.com

BOOKHAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended
	December 31, 2005	October 1, 2005
Net revenues	$60,726	$62,571
Cost of revenues	44,049	48,196

Gross profit	16,677	14,375

Operating expenses:
Research and development	10,007	10,401
Selling, general and administrative	12,949	13,156
Amortization of intangible assets	2,491	2,693
Restructuring charges	1,763	1,805
Gain on sale of property and equipment	(685)	(947)
Impairment (recovery) of long-lived assets	—	(1,263)

Total operating expenses	26,525	25,845

Operating loss	(9,848)	(11,470)
Other income/(expense), net	(2,079)	(850)

Loss before income taxes	(11,927)	(12,320)
Provision for income taxes	(2)	11,785
Net loss	$(11,929)	$(535)

Net loss per share (basic and diluted)	$(0.28)	$(0.02)

Weighted average shares of common stock outstanding	42,836	33,805

Stock based compensation included in the following:
Cost of sales	$468	$875
Research and development	356	650
Selling, general and administrative	1,077	1,354

Total	$1,901	$2,879

Stock compensation for the quarter ended October 1, 2005 includes a $1.7 million charge for certain performance based options for which targets were achieved in that quarter.

BOOKHAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2005
	(unaudited)	July 2, 2005
ASSETS:
Current assets:
Cash and cash equivalents	$74,031	$24,934
Restricted cash	3,198	3,260
Accounts receivable, net	18,697	20,257
Amounts due from related parties, net	5,186	7,262
Inventories	59,582	53,192
Prepaid expenses and other current assets	11,477	11,190
Assets held for resale	—	13,694

Total current assets	172,171	133,789
Long-term restricted cash	4,119	4,119
Goodwill	6,260	6,260
Other intangible assets, net	22,227	28,010
Property and equipment, net	56,009	64,156
Other assets	1,246	1,552

Total assets	$262,032	$237,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,301	$31,334
Amounts owed to related parties	564	722
Accrued expenses and other liabilities	31,777	38,477
Current portion of notes payable	52	52
Current portion of notes payable to related party	25,861	—

Total current liabilities	83,555	70,585
Notes payable	307	340
Notes payable to related party	20,000	45,861
Convertible debentures	20,126	19,140
Other long-term liabilities	8,671	10,892

Total liabilities	132,659	146,818

Stockholders’ equity:
Common stock	461	338
Additional paid-in capital	978,901	925,677
Deferred compensation	—	(808)
Accumulated other comprehensive income	29,503	32,889
Accumulated deficit	(879,492)	(867,028)

Total stockholders’ equity	129,373	91,068

Total liabilities and stockholders’ equity	$262,032	$237,886

BOOKHAM, INC.
RECONCILIATION OF GAAP NET LOSS TO CERTAIN
NON-GAAP MEASURES
(Unaudited)
(in thousands, except per share amounts)

		Three Months Ended

	December 31, 2005		October 1, 2005
	Net Loss	Adjusted EBIDTA	Net Loss	Adjusted EBIDTA
GAAP net loss	$(11,929)	$(11,929)	$(535)	$(535)
Stock compensation	1,901	1,901	2,879	2,879

Pro forma	(10,028)	(10,028)	2,344	2,344

Adjustments:
Depreciation expense	—	4,988	—	5,019
Amortization expense	—	2,491	—	2,693
Income taxes, net	2	2	(11,785)	(11,785)
Interest income	—	(454)	—	(124)
Interest expense	—	1,943	—	1,998
Restructuring charges	1,763	1,763	1,805	1,805
Impairment (recovery) of long-lived assets	—	—	(1,263)	(1,263)

Non-GAAP measures	$(8,263)	$705	$(8,899)	$687

Non-GAAP measures per share (basic and diluted)	$(0.19)	$0.02	$(0.26)	$0.02

Number of shares	42,836	42,836	33,805	33,805